Contact:
Joe Patterson
Vice President, Director of Corporate Communications
717-735-5651 (office), 717-940-2759 (mobile) or jpatterson@sterlingfi.com

FOR IMMEDIATE RELEASE

Sterling Financial Corporation of Lancaster, Pa.,
Announces New Alignment of Executive Team

LANCASTER, PA. (February 22, 2006) — Sterling Financial Corporation guides its actions based on three key strategies centered around its customers, its people, and its shareholders. It is a company focused on revenue generation and growth through its banking services and financial services groups. Today, J. Roger Moyer, Jr., president and chief executive officer of Sterling, announced an organizational structure change that further aligns the leadership team with the strategies of the corporation.

“Leadership structures work best when they are aligned with the corporation’s strategies. With the impending retirement of Tom Dautrich, our chief banking officer, we knew some shifting was needed. As we looked into 2006 and beyond, I felt that this new structure would allow our company to execute more effectively on our initiatives” said Moyer. “As of today we are creating a new role of chief revenue officer, which will be held by J. Bradley Scovill. This role will be responsible for leading the revenue side of our business across the Sterling organization.”

“Sterling has always been a revenue-driven organization, so this focus on revenue is not new” said Moyer. “However, in an increasingly competitive and complex environment, it is vital that our affiliated businesses interact flawlessly for the benefit of our customers. Ultimately, this is what drives revenue for our shareholders, and this is why we are creating this new structure.”

Comprising the enhanced revenue team and reporting to the chief revenue officer are the chief banking officer, the financial services group leader, and the three executive leaders of Sterling’s key customer segments. Sterling announced that Thomas J. Sposito II will be filling the position of chief banking officer, and Beverly Wise Hill will be filling the position of financial services group leader, vacated by Brad Scovill.

Scovill has held several executive positions within Sterling, including financial services group leader, chief financial officer and president of Sterling affiliate Bank of Hanover. He holds a bachelor’s degree from Penn State University. Prior to his new appointment, Sposito was president of Sterling affiliate Pennsylvania State Bank. He began his financial services career with Meridian Bank and holds an MBA from Lebanon Valley College and a bachelor’s degree from Penn State. Prior to her new appointment, Wise Hill was business services segment leader and president of Sterling affiliate Professional Services Group. She holds both bachelor’s and master’s degrees from Penn State University.

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Sterling New Alignment Page 2

As part of this realignment of leadership, Sterling announced that Tom Dautrich, chief banking officer, would be transitioning into a new role as part of his planned retirement, focusing on leading specific key initiatives and increasing his direct customer contact. “It has always been my desire to reserve some time after my ‘career years’ to do other things while I’m in a position to do so” said Dautrich. “This new role will allow me to downshift a bit while helping Sterling create value for our customers in a way that is rewarding for all of us.”

According to Moyer, “Tom has been a crucial part of Sterling’s leadership team over the past seven years, leading many of our most important initiatives and businesses during that period. We knew this was coming – Tom has always been open about his plan to retire early and to enjoy more of what life has to offer. I’m particularly pleased that he will continue to work with our leadership team on some key initiatives over the coming months as he eases into retirement mode.”

With assets of approximately $3.0 billion and investment assets under administration of $2.5 billion, Sterling Financial Corporation (NASDAQ: SLFI) is a diversified financial services company based in Lancaster, Pa. Sterling Banking Services Group affiliates offer a full range of banking services in south-central Pennsylvania, northern Maryland and northern Delaware; the group also offers correspondent banking services in the mid-Atlantic region to other companies within the financial services industry. Sterling Financial Services Group affiliates provide specialty commercial financing; fleet and equipment leasing; investment, trust and brokerage services; insurance services; and human resources consulting services. Visit www.sterlingfi.com for more information.

Banking Services Group — Banks: Pennsylvania: Bank of Lancaster County, N.A.; Bank of Lebanon County; PennSterling Bank; and Pennsylvania State Bank. Pennsylvania and Maryland: Bank of Hanover and Trust Company. Maryland: First National Bank of North East. Delaware: Delaware Sterling Bank & Trust Company. Correspondent banking services: Correspondent Services Group (provider of Sterling services to other financial institutions).

Financial Services Group — Specialty commercial financing: Equipment Finance LLC (commercial financing company for the forestry, land clearing and construction industries). Fleet and equipment leasing: Town & Country Leasing, LLC (nationwide fleet and equipment leasing company). Trust, investment and brokerage services: Sterling Financial Trust Company (trust and investment services), Church Capital Management, LLC (registered investment advisor) and Bainbridge Securities Inc. (securities broker/dealer). Insurance services: Lancaster Insurance Group, LLC (independent insurance agency for personal, property and business insurance); StoudtAdvisors (employee benefits consulting and brokerage firm); and Sterling Financial Settlement Services, LLC (title insurance agency). Human resources consulting: Professional Services Group (human resources consulting services provider for small to medium size businesses).

This news release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include costs and efforts required to integrate aspects of the operations of the companies being more difficult than expected, anticipated merger-related synergies not being achieved timely or not being achieved at all, the possibility that increased demand or prices for Sterling’s financial services and products may not occur, changing economic and competitive conditions, volatility in interest rates, technological developments, costs associated with complying with laws, rules and regulations, and other risks and uncertainties, including those detailed in Sterling’s filings with the Securities and Exchange Commission.

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